AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998
                                                    REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       SYSTEM SOFTWARE ASSOCIATES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            DELAWARE                                           36-3144515
   (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)


                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 641-2900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MR. WILLIAM M. STUEK
                            CHIEF EXECUTIVE OFFICER
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 WEST MADISON STREET, 32ND FLOOR
                            CHICAGO, ILLINOIS 60661
                                (312) 258-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                         WILLIAM N. WEAVER, JR., ESQ.
                            SACHNOFF & WEAVER, LTD.
                       30 SOUTH WACKER DRIVE, 29TH FLOOR
                            CHICAGO, ILLINOIS 60606
                                (312) 207-1000

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM
      TITLE OF SHARES TO                AMOUNT             OFFERING PRICE PER           PROPOSED MAXIMUM            AMOUNT OF
        BE REGISTERED             TO BE REGISTERED(1)             SHARE             AGGREGATE OFFERING PRICE     REGISTRATION FEE
Common Stock, $.0033 par value          50,522                 $5.1875(2)                 $262.083(2)                 $73

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low reported price of the Company's Common Stock on February 1, 1999.

                    --------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1999

                                 50,522 SHARES

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                                 COMMON STOCK
                               $.0033 PAR VALUE

  This Prospectus covers 50,522 shares (the "Shares") of common stock, par value $0.0033 per share (the "Common Stock"), of System Software Associates, Inc., a Delaware Corporation ("SSA", the "Company" or "We"). All of the Shares are being offered by Riz Shakir, or by pledgees, donees, transferees or other successors in interest and permitted assigns of Riz Shakir. The Company will not receive any of the proceeds from the sale of the Shares.

  The Company has not made any underwriting arrangements with respect to the Shares. SSA's Common Stock is quoted on the Nasdaq National Market under the symbol SSAX. On February 1, 1999, the last sale price reported was $5.0625.

  This Prospectus is to be used in connection with the sale of the Shares from time to time by Riz Shakir. The Shares may be sold from time to time by Riz Shakir, directly or through underwriters, dealers or agents, in market transactions, including block trades or ordinary brokers transactions or in privately-negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. This Prospectus may be used by Riz Shakir or by any broker-dealer who may participate in sales of securities covered hereby. See "Plan of Distribution and Offering Price, Page 16. "

  The Company will pay the legal and other expenses of this offering (estimated to be $33,000), except that Riz Shakir will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of their Shares. The Company has agreed to indemnify Riz Shakir against certain liabilities, including liabilities arising under the Securities Act. See "Plan of Distribution and Offering Price."

                                  -----------

                        THIS INVESTMENT INVOLVES RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                  -----------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is February __,1999.

                               TABLE OF CONTENTS

Risk Factors..................................................   3
Available Information.........................................  13
Incorporation of Certain Documents by Reference...............  13
The Company...................................................  14
Use of Proceeds...............................................  15
Selling Stockholder...........................................  15
Plan of Distribution and Offering Price.......................  16
Validity of Stock.............................................  17
Experts.......................................................  17

  The information in this prospectus is not complete and may be changed. Riz Shakir may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify such statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they (i) discuss our future expectations, (ii) contain projections of our future results of operations or of our financial condition or (iii) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future which we are not be able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events which may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

     In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

NET LOSSES; UNCERTAINTY OF FUTURE RESULTS

     We have experienced net losses for the fiscal years ended October 31, 1997 and October 31, 1998. We may continue to incur operating and net losses. Our future operating results will depend upon a number of business factors, including:

     . the other factors discussed in these "Risk Factors,"; and . general economic conditions.

     In addition, before a given year or other fiscal period, we may hire sales and product development personnel and make other fixed cost decisions which would result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. If we do not achieve such anticipated revenues, operating results would be materially adversely effected. Due to the seasonality and concentration of our revenues at the end of fiscal periods (particularly from August 1st to October 31st of each year) and our cost structure, if revenue targets are not met, any or all of our business, operating results and financial condition could be materially adversely affected. See "--Variability of Quarterly Operating Results; Seasonality, Page 6."

     Since the initial release of version 6.0 of our BPCS Client/Server software product, we have performed services for certain early adopter clients for which we have not been compensated (or we have been only partially compensated) in order to insure the successful implementation of BPCS Client/Server for these clients. In addition, in certain implementations, we have experienced delays in payments of license fees owed and, in certain circumstances, have incurred settlement costs. We have established reserves related to warranty services and accounts receivable which we believe are adequate at present. We periodically review the adequacy of these reserves in light of our experience and, we may adjust the level of these and other reserves. Charges related to increases in reserves could have a material adverse affect on our results of operations for the quarter in which they are taken.

     In the third fiscal quarter of 1998, we initiated a financial restructuring of our Company consisting of a $120 million write-off broken down as follows: a $60 million write-off of capitalized software and affiliated tools; a reserve of $30 million to cover space reductions and severance pay for up to 300 employees that were terminated; and a $30 million reserve set up for warranties and support comprised of accounts receivable write-offs, refunds, hardware upgrades and the cost of free services. In conjunction with this restructuring, we discontinued both the sale and support of ERP UNIX platforms associated with the IBM-Risc 6000 and the Digital Equipment Corporation Alpha. We believe that the reserves set up are sufficient to cover the restructuring costs contemplated, but if they prove to be insufficient, our business, operating results and financial condition could be materially adversely effected. Further, the restructuring write-off has resulted in our being considerably higher leveraged. See "Leverage, Page 4."

LEVERAGE

     As of October 31, 1998, the ratio of our total debt to equity (including the Series A Preferred Stock outstanding as equity) (expressed as a percentage) is approximately 82%. Annual dividends on our Series A Preferred Stock are $1.2 million. Our annual interest expense on $138 million in convertible notes (the "Convertible Notes") will be $9.7 million. Approximately $1.7 million in capital lease obligations remain outstanding as of October 31, 1998.

     Our outstanding debt load could (i) adversely affect our ability to obtain additional financing, (ii) make us more vulnerable to general economic and market conditions, industry downturns and competitive pressures, (iii) impair our ability to fund research and development and respond to technological changes, and (iv) result in us having to dedicate a significant amount of any cash generated from operating activities to the payment of debt service and other financing obligations, thereby reducing funds available for operations, our existing markets and our future business opportunities. Our ability to meet our debt service and other obligations will be dependent on our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

COMPETITION

     The ERP application software market is highly competitive, rapidly changing and significantly affected by the introduction of new products and other market activities of our competitors. Our BPCS Client/Server product line is targeted at both the market for open systems, client/server ERP software solutions and the IBM AS/400 ERP market. Our current and potential future competitors offer a variety of products and solutions to address these markets. Our primary competition comes from a large number of independent software vendors and other sources including:

 . companies offering products that run on UNIX-based systems in a client/server environment such as Oracle Corporation, Baan Company N.V. and, in particular, SAP AG; and
 . companies offering products that run on AS/400 and other mid-range computers, including J.D. Edwards, QAD and JDA.

     We also face competition from a variety of other vendors of ERP software. In addition, we face indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe and minicomputer based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. We also face indirect competition from proprietary systems developed by the internal Management Information Systems departments of large organizations. Competition in our industry is primarily based on sales ability, quality of the products, scope of product line and quality of support. To date, there has not been any significant price competition in this market, but price competition could become a factor in the future.

     Other advantages that our competitors may have over us include:

 .  historical market presence;
 .  greater financial, technical, marketing and other resources;
 .  greater name recognition; and
 . more customers who have their UNIX-based or client/server products already installed.

     In our client/server ERP systems, we and our customers rely on a number of consulting and systems integration companies for implementation of our products, and other customer support services, as well as recommendations of our products during the evaluation stage of our customers' purchase process. Many of these third parties have similar, and usually more established, relationships with our main competitors. If we are unable to develop and retain effective, long-term relationships with a sufficient number of these third parties, our competitive position could be materially adversely affected.

     We believe that our future success will depend in part on our ability to expand sales of our BPCS Client/Server products. Many of our competitors currently offer similar products for client/server systems. We may not be able to compete successfully with existing or new competitors and this competition could have a material adverse effect on our business, operating results and/or financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

     Our revenues and operating results have varied, sometimes significantly, from quarter to quarter. We anticipate that our revenues in general, and our license fee revenues in particular, will continue to fluctuate and will be difficult to forecast due to a number of reasons, many of which are beyond our control. The factors affecting these fluctuations include:

 . delays in sales due to the our relatively long sales cycles for our BPCS
  Client/Server product line;
 . the size, timing and complexity of individual license transactions;
 . delays in customer orders resulting from our customers' anticipation of product enhancements or new product offerings by us or our competitors;
 . market acceptance of new or enhanced versions of our product and hardware platforms, operating systems and RDBMS with which our products operate;
 . customer cancellation of major planned software implementation programs;
 . foreign currency exchange rate fluctuations;
 . changes in our, or our competitors, pricing policies;
 . delays in modifying or customizing our product for use in new markets; and . general economic factors.

     A significant portion of our revenues in any quarter may be derived from a limited number of large, one-time license sales. This may cause significant variations in quarterly license fees. We also believe that the purchase of our product by our customers is somewhat discretionary and generally involves a significant commitment of a customers' capital resources. Therefore, a downturn in the business of any of our potential customers' business could result in order cancellations which could have a significant adverse impact on our revenue and quarterly results. Moreover, declines in general economic conditions could cause significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for our product.

     We have experienced a seasonal pattern in our operating results, with the fourth quarter typically having the highest revenues and operating income. We believe that fourth quarter revenues are better than the other quarters'' due to our sales compensation plans. We believe that this seasonality is common in the computer software industry, typically resulting in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, our European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during that time. This seasonal factor could materially adversely affect third quarter revenues.

     Historically, we have also recognized a substantial portion of our revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenues from alternate sources in time to compensate for this shortfall. As a result, a lost or delayed sale could have a material adverse effect on our quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. In addition, we have also historically operated with little backlog because our products are generally shipped as orders are received.

As a result, revenues from license fees in any quarter depend largely on orders booked and shipped in that quarter.

Based upon the factors described above, we believe that:

 . our quarterly revenues and operating results are likely to vary significantly in the future;
 . that period-to-period comparisons of our results of operations are not necessarily meaningful; and
 . as a result, such comparisons should not be relied upon as indications of future performance.

Moreover, we do not know if revenues will grow in future periods, or that we will be profitable on a quarterly or annual basis. In future periods, our operating results may be below the expectations of stock market analysts and investors. In such event, the price of the our common stock could be materially adversely affected.

RISKS ASSOCIATED WITH LENGTHY SALES CYCLE

     Because the license of our BPCS Client/Server products generally involves a significant capital commitment by the customer (ranging from approximately $100,000 to tens of millions of dollars), the sales cycle associated with a customer's purchase of BPCS Client/Server product line is generally lengthy (with a typical duration between three and 18 months), varies from customer to customer and is subject to a number of significant risks over which we have little or no control. These risks include:

 .  customers' budgetary constraints;
 .  timing of the customer's budget cycle;
 .  customer concerns about our, or our competitor's, introduction of new products; and
 . general economic downturns which can result in delays or cancellations of information systems investments.

     Due in part to the strategic nature of the BPCS Client/Server products, potential customers are typically cautious when making decisions relating to the purchase or our products. Our customers' decision to license a BPCS Client/Server product from us generally requires us to provide a significant level of education to prospective customers regarding the uses and benefits of the BPCS Client/Server product, and we must frequently commit substantial resources to presales support. We often rely upon third parties to perform implementation and systems integration services relating to our BPCS Client/Server products. The scheduling and coordination of such services with these third parties cause our sales cycles to be lengthened and can result in the loss of sales. The uncertain outcome of our sales efforts and the length of our sales cycles could result in substantial fluctuations in operating results.

SEC INVESTIGATION

     Since October 1995, the Company has been the subject of a private investigation by the Securities and Exchange Commission (the "Commission"). The inquiry primarily relates to revenue recognition issues. The Staff of the Enforcement Division has advised the Company that it has tentatively concluded that in past years the Company improperly recognized revenue on software contracts for UNIX based software products and software reseller contracts, and in so doing violated various provisions of the federal securities laws. Although the Company believes that there are meritorious defenses in connection with the issues, the Company is unable to predict at this time the consequences to the Company of the Commission's investigation. There can be no assurance that any actions taken by the Commission may not have a material adverse effect on the business, financial condition or results of operations of the Company.

RAPID TECHNOLOGICAL CHANGE; PRODUCT ROLLOUT DELAYS

     The market for our software products is characterized by:

 .  rapid technological advances;
 . evolving industry standards in computer hardware and software technology; . changes in customer requirements and preferences; and . frequent new product introductions and enhancements.

     Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet may give rise to new customer requirements and new industry standards. Our future success will depend upon our ability to continue to improve our current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market `acceptance. In particular, we must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Windows. We do not know if we will be successful in developing and marketing on a timely and cost-effective basis fully functional product enhancements or new product functionality that respond to technological advances by others, or that our new products will achieve market acceptance.

     As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new product functionality can require long development and testing periods to achieve market acceptance. We have, in the past, experienced delays, as is common throughout the software industry, in the scheduled introduction of new and enhanced product functions. In addition, complex software programs, including those introduced by us, usually contain undetected errors or "bugs" when first introduced or as new versions are released. These bugs are often discovered only after the product has been installed and used by customers. We do not know if these bugs will be found in future releases of our software. Often such bugs may impair the market acceptance of the product and adversely affect our business, operating results and financial condition.

DEPENDENCE ON AS/400 USERS

     Although we have developed new versions of our BPCS Client/Server product line for the UNIX/Oracle/Informix open systems marketplace, a substantial portion of our revenues relate to licenses of BPCS Client/Server for IBM AS/400 installations in the industrial sector. We recently discontinued UNIX Risc 6000 and DEC Alpha product lines thereby increasing our reliance on the AS/400 marketplace. In fiscal 1997, over 75% of our software license fee revenue was derived from the AS/400 market. Therefore, even as we continue to innovate and market versions of the BPCS Client/Server product line for the open systems environment, a substantial portion of our future revenues will be derived from and will be dependent upon the continued widespread use of the AS/400 and the continued support of IBM's AS/400 platform and proprietary DB/2 database system. We do not know if our customers will continue to use or if IBM will continue to support the AS/400 and DB/2. We will be required and intend to continue to devote substantial resources to supporting our installed base of AS/400 customers and the versions of the BPCS Client/Server product line used by them. In order to retain our AS/400 customers, we may be required to adapt our BPCS Client/Server product line to conform to any changes made in the AS/400 operating system in the future. If we do not adapt to future changes in the AS/400 and/or DB/2 systems, or experience delays in doing so, our business may be adversely affected.


RISKS FROM INTERNATIONAL OPERATIONS

     We currently operate directly and through our other companies affiliated with us in over 90 countries. In the fiscal year ended October 31, 1997, approximately 66% of our total revenues were generated from sales outside of the United States. In the fiscal year ended October 31, 1998 approximately 71% of our total revenues were generated from sales outside of the United States. Our operations are subject to risks inherent in international business activities, including:

 . general economic conditions in each country;
 . overlap of different tax structures;
 . management of an organization spread over various countries;
 . exposure to currency fluctuations;
 . unexpected changes in regulatory requirements;
 . compliance with a variety of foreign laws and regulations; and . longer accounts receivables payment cycles in certain countries.

Other risks associated with international operations include:

 . import and export licensing requirements;
 . trade restrictions; and
 . changes in tariff rates.

     We do not know if geographic, time zone, language and cultural differences between our international personnel and operations will result in problems that materially adversely affect our business, operation results and financial condition. In the past, we have experienced and may continue to experience operating losses in one or more regions of the world for one or more periods. Our ability to manage such operational fluctuations and the failure to sustain or increase international revenue could have a material adverse effect on the our business, operating results and financial condition.

     We generate a significant portion of our revenue and expenses from foreign operations in currencies other than United States dollars. As a result, fluctuations in the values of the respective currencies in which we generate revenue and incur expenses could materially adversely affect our business, operating results and financial condition. For example, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of our reported results of operations. Due to the constantly changing currency exposures and the volatility of currency exchange rates, we do not know if we will experience currency losses in the future, and we can also not predict the effect of exchange rate fluctuations upon future operating results. We do not currently undertake hedging transactions.


CONTROL BY EXISTING STOCKHOLDER; POTENTIAL CONTROL BY PREFERRED STOCKHOLDER

     Roger E. Covey, our former Chairman and Chief Executive Officer, currently beneficially owns approximately 20.5% of the our outstanding Common Stock. Accordingly, Mr. Covey may have the effective power to influence significantly the outcome of matters submitted for stockholder action, including the election of members of our Board and the approval of significant change in control transactions, and may be deemed to have control over our and affairs. Mr. Covey's significant equity interest in our company may have the effect of making certain transactions more difficult absent the support of Mr. Covey and may have the effect of delaying or preventing a change in control of us.

     For so long as at least 2,500 shares of Series A Preferred Stock remain outstanding, we may not take certain actions without the prior written consent of the holder(s) of a majority of the outstanding shares of Series A Preferred Stock, including the payment of dividends or any other distribution with respect to the Common Stock, the incurrence of additional debt (other than a working credit facility of up to $40.0 million and certain other exceptions), the entering into of any merger, consolidation, sale, assignment, lease or transfer of any material portion of the our assets and certain other material transactions. The private investor holding the Series A Preferred Stock also has the right either to designate one new member of the our Board of Directors or one observer who may attend board meetings. The terms of the Series A Preferred Stock may have the effect of making certain transactions more difficult absent the support of the holders of the Series A Preferred Stock or the redemption of the Series A Preferred Stock.


VOLATILITY OF STOCK PRICE

     The trading price of our common stock has fluctuated widely. It could continue to fluctuate due to a variety of factors, including:

 . quarterly fluctuations in our results of operations;
 . demand for our products and services;
 . the size, timing and structure of significant licenses with our customers;

 . the degree of market acceptance of new or enhanced versions of our BPCS
  Client/Server product line;
 . the public opinions of analysts about us and/or our products and technology; . new competitors;
 . technological advances by competitors;
 . delays in sales as a result of lengthy sales cycles;
 . changes in operating expenses;
 . foreign currency exchange rate fluctuations;
 . changes in our pricing policies or the pricing policies or our competitors;
 . customer order deferrals in anticipation of product enhancements by the us or our competitors;
 . customer cancellation of major planned software development programs; and . general economic factors and other factors, many of which are beyond our control.

     In future quarters, our operating results may be below expectations of public market analysts and investors. If so, or if adverse conditions prevail or are perceived to prevail generally or with respect to our business, the price of our common stock would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies. Often, this volatility has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of our common stock.


ANTI-TAKEOVER CONSIDERATIONS

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. We have also adopted a stockholders' rights plan, which can have a significant anti-takeover effect by discouraging a potential acquiror from acquiring our shares, by substantially diluting the value of the acquired shares. Upon a Change in Control, we will also be obligated to pay dividends on the Series A Preferred Stock at an annual rate equal to 14% multiplied by the then-applicable Liquidation Price for the Series A Preferred Stock. A Change in Control under similar circumstances would most likely also constitute an event of default under any new bank credit facility we would enter into. These provisions could serve to impede or prevent a change of control or have a depressive effect on the price of our common stock and securities convertible or exchangeable into common stock.

NEW EXECUTIVE MANAGEMENT TEAM

     During the fiscal year ended October 31, 1998, William M. Stuek was elected our Chief Executive Officer, Lawrence A. Zimmerman was elected to the position of Chief Financial Officer, Lorraine Fenton became our Vice President of Development, Robert Nussbaum was hired as Vice-President of Product Management and William Noble became Vice-President of Business Development and Distribution Channels. All of the new members of our management team have joined our Company within the last fiscal year and all of them came from the IBM Corporation. It is too early to tell whether this new executive management team will be successful in managing our business affairs. Should they not be successful, our business could be adversely effected.

                             AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

 . At the Public Reference Room of the Commission, Room 1024 - Judiciary Plaza,
  450 Fifth Street, N.W., Washington, DC 20549;

 . At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

 . By writing to the Commission, Public Reference Section, Judiciary Plaza, 450
  Fifth Street, N.W., Washington, DC 20549;

 . At the offices of the National Association of Securities Dealers, Inc.,
  Reports Section, 1735 K Street, N.W., Washington, DC 20006; or

 . From the Internet site maintained by the Commission at http://www.sec.gov.
  which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Some locations may charge prescribed or modest fees for copies.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

  (a) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1998, filed on January 29, 1999;

  (b) the Company's Current Reports on Form 8-K, filed on January 12, 1998;

  (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective February 12, 1987; and

  (d) the Company's Proxy Statement on Form 14A, filed on March 13, 1998.


     All documents filed by us pursuant to Section 13(a), 13 (c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are incorporated by reference and become a part of this Prospectus and to be a part hereof from their date of filing. Any statement contained in this Prospectus or in a document incorporated by reference are modified or superseded for purposes of this Prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     On request, we will provide anyone who receives a copy of this Prospectus with a copy of any or all of the documents incorporated in this Prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Investor Relations Department, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago IL 60661, Telephone: (312) 641-2900.


                                  THE COMPANY

     System Software Associates, Inc. ("SSA" the "Company, or "We") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. Our BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Service product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The distributed object computing architecture ("DOCA") of BPCS Client/Service produces the benefits of next generation technology in conformity with industry standards. We market, sell and service our product lines to large and intermediate sized industrial sector firms primarily through its own world-wide sales organization and, to a much lesser extent, through a network of over 100 independent software companies ("Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM, Hewlett Packard and Digital Equipment; supply chain management software companies, such as i2 and Manugistics; and major systems integrators, such as CAP Gemini and the Big Five consulting firms.

     Our executive offices are located at 500 West Madison Street, 32nd Floor, Chicago, IL 60661. The Company's telephone number is (312) 258-6000.

                                USE OF PROCEEDS

 We will not receive any of the proceeds from the sale of any of the Shares by Riz Shakir herein.


                              SELLING STOCKHOLDER

     We issued 50,522 shares of its Common Stock to Riz Shakir pursuant to a Consulting Agreement and General Release dated as of September 1, 1998 between the Company and Mr. Shakir. Until August 31, 1998, Mr. Shakir had been employed by us as our Executive Vice President of Research and Development.

     The following table sets forth the number of Shares Mr. Shakir beneficially owned prior to this offering, the number of shares being offered by Mr. Shakir in this offering and the number of shares to beneficially owned by Mr. Shakir after the offering, assuming that Mr. Shakir sells 100% of the shares being offered in this offering. The number of shares which he sells will be in his discretion. Accordingly, after the offering, Riz Shakir could hold any number of shares between 0 and the full number indicated below. Only the Consulting Agreement shares held by Mr. Shakir prior to this offering are being offered by this Prospectus. The percentage of outstanding Shares held by Riz Shakir prior to and after this offering represents less than one percent of our outstanding Shares.


                         NUMBER OF
                       SHARES OWNED         NUMBER OF        NUMBER OF
   SELLING               PRIOR TO          SHARES BEING    SHARES AFTER
 STOCKHOLDER         OFFERING (1) (2)        OFFERED       THE OFFERING
---------------     ------------------    --------------  ---------------
Riz Shakir               141,535               50,522          91,013

--------
(1) The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of SSA that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

(2) Mr. Shakir beneficially owns 137,803 shares of the Company's common stock. Included in Mr. Shakir's beneficially owned shares are options, exercisable within sixty (60) days from the date hereof, to purchase 46,569 shares of the Company's common stock. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to the shares shown as beneficially owned.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

     Mr. Shakir may sell the Shares from time to time, or by his pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, Mr. Shakir may engage brokers or dealers to arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from Mr. Shakir in amounts to be negotiated prior to the sale. Mr. Shakir and any brokers or dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Mr. Shakir may agree to indemnify such broker-dealers with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act. In addition, the Company has agreed to indemnify Riz Shakir with respect to the Shares offered hereby against certain liabilities, including certain liabilities under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will pay the registration expenses incident to the offering and sale of the Shares by Riz Shakir to the public. Such expenses (estimated to be $33,000), include legal and accounting expenses, filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents for Mr. Shakir.

     Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for SSA or Mr. Shakir in the ordinary course of business.

     SSA Common Stock is currently traded on the Nasdaq National Market. The public offering price for any Shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and Mr. Shakir, or his agent.

                               VALIDITY OF STOCK

     The validity of the Shares will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois ("S&W"). In October 1992, in consideration for the continued and future services on the Company's Board of Directors of William
N. Weaver, Jr., the Company granted a stock option to S&W, of which Mr. Weaver is a member. This option covers 33,750 shares, is exercisable at $4.625 per share and becomes exercisable in equal portions on the five anniversaries of the grant date. In consideration of the option grant, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. In December 1994, the Company granted S&W additional options to purchase 22,500 shares and in June 1997, the Company granted S&W additional options to purchase 36,000 shares. The later options are also exercisable at $4.625 and $7.8125 per share, respectively, and become exercisable in equal portions on the five anniversaries of the grant date. Mr. Weaver disclaims beneficial ownership of all but his pro rata portion of the shares covered by the options. Mr. Weaver personally owns 300,000 shares of the Company's Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Company as of October 31, 1998, 1997 and 1996 and for the three years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:


     SEC Filing Fee for Registration Statement......................  $      73
     Accounting Fees...............................................       5,000*
     Legal Fees and Expenses.......................................      20,000*
     Printing......................................................       5,000*
     Miscellaneous.................................................       2,927*
                                                                      ---------

       Total.......................................................   $  33,000*
                                                                      =========

--------
* Estimated Amount

  All of the expenses listed above will be borne by the Registrant.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-laws of the Registrant provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless a court determines otherwise.

     The Certificate of Incorporation of the Registrant, as amended to date, provides that the personal liability of the directors of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law,
(3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.


ITEM 16. EXHIBITS.

(a) Exhibits:


   4.1   Certificate of Incorporation, as amended to date (1)
   4.2   By-Laws, as amended to date (2)
   4.3   Consulting Agreement and General Release Dated as of September 1, 1988
   5 Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered
  23.1   Consent of KPMG LLP
  23.3   Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)
  24 Powers of Attorney (included on the Signature Page of this Registration Statement)

--------
(1) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1987 (File No. 0-15322).

(2) Incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal year ended October 31, 1989 (File No. 0-15322).


ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON FEBRUARY 3, 1999.

                                    System Software Associates, Inc.


                                By  /s/ William M. Stuek
                                  ----------------------------------
                                    William M. Stuek,
                                    Chief Executive Officer



     THE UNDERSIGNED OFFICERS AND DIRECTORS OF SYSTEM SOFTWARE ASSOCIATES, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT LAWRENCE ZIMMERMAN AND DOUGLAS R. NEWKIRK, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, WITH FULL POWER TO THEM, AND EACH OF THEM, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE SYSTEM SOFTWARE ASSOCIATES, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


        SIGNATURE                      TITLE                     DATE
        ---------                      -----                     ----

                                  Chief Executive Officer,
                                  Chief Operating Officer,
                                  President and Chairman of
/s/  William M. Stuek             the Board of Directors       February 3, 1999
---------------------------
     William M. Stuek

                                  Executive Vice President,
                                  Chief Financial Officer and
                                  Director (Principal
/s/  Lawrence Zimmerman           Financial Officer)           February 3, 1999
---------------------------
     Lawrence Zimmerman


                                  Vice President of Finance
                                  and Controller (Principal
/s/  Joseph Skadra                Accounting Officer)          February 3, 1999
---------------------------
     Joseph Skadra


/s/  William N. Weaver, Jr.       Secretary and Director       February 3, 1999
---------------------------
     William N. Weaver, Jr.


/s/  Douglas Smith                Director                     February 3, 1999
---------------------------
     Douglas Smith


                                  Director                     February 3, 1999
---------------------------
       Casey G. Cowell


                                  Director                     February 3, 1999
---------------------------
     Andrew J. Filipowski